                                                                    EXHIBIT 2.7


                         AGREEMENT OF PURCHASE AND SALE
                         ------------------------------


         This Agreement is made and entered into this 19th day of February, 1998 by and between ALPHA MICROSYSTEMS, a California corporation ("Buyer") and M&J Technologies, a Florida corporation ("Seller").


                                R E C I T A L S :
                                -----------------

         A. Seller is in the business of selling, installing and servicing computer systems.

         B. Seller intends to continue to Refurbish Computer Hardware, to sell computer hardware including systems, peripherals, software and all brokers equipment and to service computer software, but desires to discontinue its hardware maintenance and servicing of computer hardware ("Hardware Service") and to sell substantially all of its assets relating to its hardware maintenance service operations, other than refurbishing computer hardware (the "Hardware Service Business") to Buyer.

         C. Buyer desires to purchase Seller's Hardware Service Business upon the terms and conditions set forth herein.


                                A G R E E M E N T
                                -----------------

         In consideration of their respective representations, warranties and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I
                                    ---------

                                   DEFINITIONS
                                   -----------

         1.01 Agreement. The term "Agreement" herein will refer to this "Agreement of Purchase and Sale."

         1.02 Assumed Obligations. The term "Assumed Obligations" herein is defined in Paragraph 2.06(b).

         1.03 Buyer. The term "Buyer" herein will refer to Alpha Microsystems, a California corporation.



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         1.04 Closing or Closing Date. The term "Closing" or "Closing Date"
herein is as defined in Paragraph 6.02 hereof.

         1.05 Customer List. The term "Customer List" herein is defined in Paragraph 2.05 hereof.

         1.06 Hardware Service and Hardware Service Business. The terms "Hardware Service" and "Hardware Service Business" herein are defined in Recital B.

         1.07 Leases. The term "Lease" herein shall refer to the Lease for the premises occupied prior to the Closing by Seller located at 129 North West 13th Street, Suite 27, Boca Raton , Florida 33432 and the AT&T Phone System lease

         1.08. Post Closing Actual Monthly Contract Revenue. The term "Post Closing Actual Monthly Contract Revenue" herein is as defined in Paragraph 2.04(e).

         1.09 Post Closing Average Monthly T&M Revenue. The term "Post Closing Average Monthly T&M Revenue" herein is defined in Paragraph 2.04(d).

         1.10. Prepaid Revenue. The term "Prepaid Revenue" herein is defined as amounts invoiced and unearned as of the Closing by Seller related to Hardware Services to be performed by Buyer subsequent to the Closing. All Prepaid Revenue shall remain the property of Seller, whether received before or after the Closing Date, and does not include Seller's accounts receivable.

         1.11. Purchase Price. The term "Purchase Price" herein is defined in Paragraph 2.02 hereof.

         1.12. Product Sales. The term "Product Sales" herein is defined as new or used computer equipment sold, excluding Spare Parts and other parts used in T&M services.

         1.13. Refurbish Computer Hardware. The phrase "Refurbish Computer Hardware" herein is defined as the purchasing and reworking of used computer hardware for resale.

         1.14. Seller. The term "Seller" herein will refer to M&J Technologies, a Florida corporation.

         1.15. Service Assets. The term "Service Assets" herein is defined in Paragraph 2.01 hereof.

         1.16 Service Contracts. The term "Service Contracts" herein is defined in Paragraph 3.06 hereof.

         1.17 Spare Parts. The term "Spare Parts" herein is defined in Paragraph
3.04 hereof and are listed on Exhibit "C".



                                      -2-


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         1.18 Transferred Service Contracts. The term "Transferred Service
Contracts" herein will refer to all service contracts between Buyer or any affiliate of Buyer and any customer on the Customer List which replaces a Service Contract existing at the Closing and new contracts and addendums sold to customers by Seller and executed by Buyer during the first twelve months after Closing.

         1.19 Vehicles. The term "Vehicles" shall refer to those vehicles listed on Exhibit "H"

                                   ARTICLE II

                                PURCHASE AND SALE

         2.01 Purchase and Sale. At the Closing, and subject to all of the other terms and conditions set forth herein, Seller shall sell, transfer, convey and assign to Buyer, and Buyer shall purchase from Seller, its entire right, title and interest in and to all of the assets of Seller's Hardware Service Business, including but not limited to (i) the Customer List and the associated goodwill;
(ii) the Service Contracts; (iii) the Spare Parts; (iv) the Leases; and (v) the Vehicles; and furniture and fixtures (collectively, the "Service Assets") but excepting those assets listed on Exhibit "I". The entirety of the Service Assets shall be conveyed free and clear of all liens, trusts, encumbrances, charges, claims, security interests, community property or other interests, conditional sales agreements and all other restrictions.

         2.02 Purchase Price. The purchase price ("Purchase Price") for the Service Assets shall be Eight Hundred Thousand Dollars ($800,000), as adjusted in accordance with Paragraphs 2.03 and 2.04 below.

         2.03 Payment of Purchase Price. Subject to the terms and conditions set forth herein, the Purchase Price shall be delivered to Seller in the form of the Company's check as follows:

                  (a) Buyer shall deliver at the Closing Four Hundred Thousand Dollars ($400,000), less any adjustments in accordance with Paragraphs 2.04(a) and (b), and less an amount equal to all Prepaid Revenue, and less any amounts owed to Alpha Microsystems at the time of Closing.

                  (b) Buyer shall deliver on the date twelve (12) months after the Closing the sum of Two Hundred Thousand Dollars ($200,000) less any adjustments in accordance with Paragraphs 2.04(a), (b), (c) and (d) below.

                  (c) Buyer shall deliver on the date eighteen (18) months after the Closing the sum of Two Hundred Thousand Dollars ($200,000) less any adjustments in accordance with Paragraphs 2.04(a), (b) and (e) below.

         2.04 Adjustments to Purchase Price. The amounts payable pursuant to Paragraph 2.03 above shall be adjusted as set forth above as follows:


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                  (a) Deduction for Claims. In the event there has been an
         unresolved claim by any third party made to Buyer or Seller regarding the Service Assets which relates to a state of facts existing prior to the Closing, the liability with respect to which has not been assumed by Buyer, Buyer shall be entitled to withhold from the payments to be made pursuant to Section 2.03 the aggregate amount of such claim(s). Subject to the provisions of Section 8.01 hereof, Buyer may account for all said amounts claimed, until resolution of each specified claim, by debiting the amount otherwise due Seller. Buyer shall be entitled to compromise and settle the claim(s), and upon settlement and payment, shall deduct any amounts paid by Buyer with respect to each claim(s) from the amounts otherwise due Seller at the time in which actual payment is otherwise due by Buyer to claimant. Buyer may only compromise and settle such claims with the approval of Seller, which approval shall not be unreasonably withheld.

                  (b) Deduction for Breach. In the event there has been a breach of any agreement, representation or warranty in this Agreement by Seller or other event which affords Buyer the right to indemnification pursuant to the provisions of paragraph 8.01 hereof, Buyer shall be entitled to deduct from the payments to be made to Seller pursuant to
         Section 2.03, the amount of Buyer's actual loss with respect thereto pursuant to the claim notice delivered under Paragraph 8.01 of this Agreement.

                  (c) Spare Parts Adjustment. There shall be no purchase price adjustment for amounts related to spare parts.

                  (d) Post Closing Average Monthly T & M Revenue Adjustment. As used in this Agreement, the term "Post Closing Average Monthly T & M Revenue" shall mean the total amounts invoiced by Buyer for the first six (6) months after the Closing, to customers listed on Seller's Customer List (excluding customers who were time and materials customers of Buyer within two (2) months immediately prior to the date of this Agreement) for Hardware Services rendered on a time and materials basis, divided by six (6).

                  In the event the Post Closing Average Monthly T & M Revenue calculated as set forth above is less than Nineteen Thousand Dollars ($19,000), then Buyer shall be entitled to deduct from the payment made pursuant to Paragraph 2.03(b) a total of six (6) times the difference between the Post Closing Average Monthly T & M Revenue and Nineteen Thousand Dollars ($19,000).

                  In the event the Post Closing Average Monthly T & M Revenue calculated as set forth above is greater than Nineteen Thousand Dollars ($19,000), then Buyer shall pay in addition to the amount due Seller pursuant to Paragraph 2.03(b) (adjusted as set forth in the prior paragraph of this 2.04(e), on the payment date pursuant to Paragraph 2.03(b) an additional bonus payment equal to six (6) times the difference between the Post Closing Average Monthly T & M Revenue and Nineteen Thousand Dollars ($19,000).



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

                  Seller has the right to audit applicable records relating to adjustments of the payment specified in 2.03(b) and this payment will be adjusted for any errors in billing or otherwise made by Buyer.

                  (e) Post Closing Actual Monthly Contract Revenue Adjustment. As used in this Agreement, the term "Post Closing Actual Monthly Contract Revenue" shall mean the sum of actual amounts collected by Buyer for services provided for the month of February 1999 with respect to Transferred Service Contacts and excludes Significant Contracts defined below. Post Closing Actual Monthly Contract Revenue shall be adjusted to include an amount, if any, for services not provided in the month of February 1999 by the Buyer as a result of Service Contracts cancelled by customer(s) due to dissatisfaction with Buyer's service delivery.

                  In the event the Post Closing Actual Monthly Contract Revenue calculated as set forth above is less than Seventy-Five Thousand Dollars ($75,000), then Buyer shall be entitled to deduct from the payments made pursuant to Paragraph 2.03(c) a total of six (6) times the difference between the Post Closing Actual Monthly Revenue and Seventy-Five Thousand Dollars ($75,000).

                  In the event the Post Closing Actual Monthly Contract Revenue calculated as set forth above is greater than Seventy-Five Thousand Dollars ($75,000), then Buyer shall pay in addition to the amount due Seller pursuant to Paragraph 2.03(c) (adjusted as set forth in the prior paragraph of this 2.04(e), on the payment date pursuant to Paragraph 2.03(c) an additional bonus payment equal to six (6) times the difference between the Post Closing Actual Monthly Revenue and Seventy-Five Thousand Dollars ($75,000).

                  In the event the Seller sells a Significant Contract, the term "Significant Contract" shall mean any new contract or addendum sold that would be included in the Post Closing Actual Monthly Contract Revenue and has a monthly revenue of One Thousand Dollars ($1,000) or more, then Buyer shall pay in lieu of the amounts due to Seller pursuant to Paragraphs 2.03 for the Significant Contract (c) an amount equal to Fifty Percent (50%) of the annual Significant Contract Revenues. Buyer shall pay amounts due to Seller for Significant Contracts as the amounts are collected until amount due to Seller is paid in full.

In the event any adjustments are made pursuant to this Paragraph 2.04, Buyer shall deliver to Seller a written notice specifying each ground for deduction of funds from or the addition of funds to the payments and the dollars allocated thereto. In the event any deduction or adjustment shall exceed the payment from which it is to be deducted, any excess shall be deducted against future payments, or if none, promptly paid to Buyer by Seller.

         2.05 Delivery of Customer List. At the Closing Seller shall deliver to Buyer its complete Hardware Service customer list (the "Customer List") which shall consist of the Hardware Service customers only who have purchased from Seller within the last three (3) years Hardware Services on either a contract or time and materials, and shall include (1) the names,


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

addresses, and telephone numbers of all such customers; and (2) with respect to customers with Service Contracts the names, addresses, telephone numbers and contract billing amounts for the prior month's billing. Such information shall be delivered to Buyer by Seller via quarter inch streamer tape or other medium acceptable to Buyer. In the event of any difficulties in assimilation by Buyer, Seller agrees to make the necessary original records available for inspection by Buyer.

         2.06 No Assumption of Liabilities.

                  (a) Buyer is not assuming, nor shall it become liable for, any debts, liabilities, taxes or any other obligations of any kind of Seller, whether known or unknown, disclosed or undisclosed, with respect to the business of Seller or the Service Assets existing as of the Closing Date, except as set forth in Paragraph 2.06(b) below.

                  (b) At the Closing, subject to the provisions of Paragraph 2.06(c), Buyer shall assume and agree to perform and discharge, to the extent not performed or discharged by Seller on or before the Closing Date, (i) all obligations and liabilities of Seller under the Service Contracts accruing after the Closing; (ii) all obligations and liabilities of Seller under the Leases accruing after the Closing; (the "Assumed Obligations").

                  (c) Notwithstanding the provisions of Paragraph 2.06(b), Buyer shall not and does not assume any liability or obligation of Seller not included in the Assumed Obligations, including, without limitation, liabilities of or claims against Seller arising out of any action, suit proceeding, arbitration, investigation, or hearing or notice of hearing arising out of, or relating to, in any manner, the operation of the business of Seller prior to the Closing Date, except to the extent that the subject matter of such proceeding is an Assumed Obligation.

                  (d) From and after the Closing, Buyer shall have complete control over the payment, settlement or other disposition of the Assumed Obligations and the right to commence, conduct and control all negotiations and proceedings with respect thereto. Seller shall notify Buyer promptly of any claim made with respect to any such Assumed Obligation and shall not, except with Buyer's prior consent, voluntarily make any payment of, settle or offer to settle, or consent to any compromise or admit liability with respect to, any such Assumed Obligation.

         2.07 Taxes. Buyer agrees to be responsible for any and all sales taxes arising from its purchase of the Service Assets. Personal property taxes shall be prorated between Buyer and Seller as of the Closing Date. Buyer shall be responsible for filing necessary tax returns and reports with respect to such taxes. Prepaid taxes relating to the Hardware Service Business for the month of March, 1998 shall be reimbursed by the Buyer upon invoice from Seller.

         2.08 Allocation of Purchase Price: Reporting Requirements. For tax purposes the parties hereby agree to (a) allocate the Purchase Price hereunder (which for purposes of such allocation shall include all liabilities being assumed by Buyer) in accordance with Exhibit "A" hereto, and (b) timely file Internal Revenue Service Form 8594, Asset Acquisition Statement, and otherwise report the transactions set forth herein in accordance with such allocation and with the provisions of Internal Revenue Code
Section 1060 and comparable provisions of state law.

         2.09 Delivery of Possession. At the Closing, Seller shall deliver possession of the Service Assets to Buyer at the premises which are the subject of the Lease. Title and risk of loss (including risk of theft) in and to the Service Assets shall pass to and be vested in Buyer, effective at the time of the Closing on the Closing Date, and Seller shall have no further liability with respect to the Service Assets, including liability for personal property taxes accruing after the Closing Date.

         2.10 Consents to Assignment. Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any concession, claim, contract, lease or order, or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent required or necessary for such assignment, would constitute a breach thereof or in any way materially adversely affect the rights of Buyer or Seller thereunder. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially or adversely affect Seller's rights thereunder so that Buyer would not in fact receive substantially all of such rights, Seller shall cooperate in any arrangement Buyer may reasonably request in writing to provide for Buyer the benefits under any such concession, contract, lease or order, including enforcement for the benefit of Buyer of any and all rights of Seller against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise; and any transfer or assignment of any property, property right, contract or agreement which shall require the consent or approval of any other party shall be made subject to such consent or approval being obtained.

         2.11 Purchase of Service Vehicles. The Buyer agrees to purchase from the Seller the Service Vehicles listed in Exhibit "H" for the pay-off as of closing indicated therein.


                                   ARTICLE III
                                   -----------

              REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER
              ----------------------------------------------------

         As an inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer and as to covenants agrees with Buyer that, effective on the date hereof and on the Closing Date, except as disclosed in Exhibit "B" to this Agreement:

         3.01 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

         3.02 Authority. All corporate action (including approval of the Board and shareholders of Seller) necessary to authorize and approve this Agreement has been taken, and this Agreement constitutes a valid and binding agreement, enforceable against Seller in accordance with its terms, and except for the lessor of the leased premises, no authorizations, consents or approvals, whether of governmental bodies or otherwise, are necessary in order to enable Seller to enter into and perform this Agreement. Consummation of the transactions herein contemplated, and the fulfillment of the terms of this Agreement will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Seller pursuant to the terms of, or result in the acceleration of any obligations or payment of a penalty under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Seller is a party or by which Seller may be bound or to which any of the property or assets of Seller is subject, the Certificate of Incorporation or Bylaws of Seller, any agreement of the shareholders, or any statute or any order, decree, judgment, rule or regulation applicable to Seller of any court or of any regulatory authority or other governmental body having jurisdiction over Seller.

         3.03 Compliance with Law. Seller is not in violation of any federal, state and local laws, regulations and orders.

         3.04 Spare Parts.

                  (a) Seller has prepared and delivered to Buyer a complete listing of Seller's spare parts inventory ("Spare Parts") as of January 31, 1998 and the location of such inventory as of the date thereof, which will be updated as of February 27th, 1998. Seller has not and will not dispose of our use any of the Spare Parts between the date of such listing and the Closing date except in the ordinary course of business.

                  (b) Attached as Exhibit "C" is a listing of each type of Spare Part maintained by Seller as inventory in good working condition.

                  3.05 Customer List. The Customer List delivered to Buyer pursuant to Section 2.05 above includes a true, correct and complete list of the customers who purchased either contract service or time and material service from Seller. Seller has not received any direct or indirect communication that any customer with whom Seller presently has a Service Contract intends to terminate, not renew or materially reduce the present level of services obtained from Seller.

                  3.06 Service Contracts.

                  (a) Attached as Exhibit "D" is a list of all service contracts which Buyer shall assume (the "Service Contracts"). The Service Contracts listed on Exhibit "D" include all existing verbal and written service contracts of Seller pursuant to which Seller provides or is obligated to provide Hardware Services to customers (together with names and addresses of such customers and the equipment subject to service under the Service Contracts) which extend beyond the Closing Date. Seller represents that amounts due or prepaid with respect to each of the Service Contracts are as set forth on Schedule "D".

                  Seller has not committed any breach and or received any notice of default which is presently in effect under any Service Contract, nor is Seller aware of any event which has occurred which, with notice or passage of time, could give rise to any such default. All the Service Contracts, together with any amendments or modifications thereto, were duly authorized and executed and are enforceable in accordance with their terms, except that Seller does not represent and warrant as to matters which may relate to (a) the enforceability as may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws related to or affecting creditors' rights generally, or (b) enforceability in any court of any equitable remedies, specific performance and injunctive relief which are subject to the discretion of the court before which any proceeding therefor is brought (regardless of whether such enforceability is considered a proceeding at law or equity). To the best of Seller's knowledge, there is no reason to believe that any customer who is a party to any such Service Contract is unable or unwilling to perform its obligations under such contract.

                  (b) Seller will deliver to Buyer at the Closing the original or a full, true and correct copy of each of the written Service Contracts, all proposed but not yet executed contracts, and all modifications and amendments to the foregoing, in existence on the Closing Date, as well as a complete written description of the terms of any and all oral agreements.

                  (c) Seller is not aware of any request for or need for service under the Service Contracts which has not been performed prior to the Closing, except as set forth on Exhibit "D".

         3.07 Spare Parts, Furniture and Fixtures and Vehicles. Attached as Exhibits "C", "F" and "H" respectively are complete listings of Seller's Spare Parts, Furniture and Fixtures and Vehicles used in the Company's Service Business. Said Spare Parts and Vehicles shall be in good working order on the Closing Date.

         3.08 Leases. Seller has delivered to Buyer a true and correct copy of each Lease. Seller has, to the best knowledge of Seller, committed no breach and Seller has received no notice of default which is presently in effect under any Lease, nor does Seller have knowledge of any event which has occurred which, with notice or passage of time, could give rise to any such default. Seller has caused no damages to the leased premises which would entitle the lessor under such Lease to damages. Security and utility deposits for the leased premises as well as other prepaid rent amounts and build-out costs paid by the Seller under the Lease shall be prorated and reimbursed to the Seller at Closing. Buyer and Seller shall use commercially reasonable efforts to cause the lessor to consent to the assignment of such Lease. In the event the consent of the lessor shall not be obtained prior to the Closing and Buyer shall not be legally entitled to use the real or personal property which is the subject of the Leases, Buyer shall not assume the Lease or have any obligations thereunder. The parties shall use their best efforts to execute new leases on substantially the same terms to release seller from liability on said obligations.

         3.09 Employees. Attached hereto as Exhibit "E" is a list of all of Seller's employees who have been involved during the past year in performing Hardware Service obligations under the Service Contracts, or otherwise primarily involved during the past year in

Seller's Hardware Service business. Seller agrees that Buyer shall have the right to solicit and hire the employees so designated on Exhibit "E". Seller agrees to cooperate and assist Buyer in its efforts to hire such of Seller's employees listed on Exhibit "E", and as are designated on Exhibit "E". Buyer shall have no liability for any termination costs or liabilities arising by reason of the termination of any employees of Seller, including payment of accrued vacation, regardless of whether they are hired by Buyer.

         3.10 Litigation. There are no actions, suits, investigations or proceedings by, against, involving or relating to Seller in which service of process has been made, nor to the best of Seller's knowledge are there any claims, actions, suits, investigations or proceedings contemplated, pending or against, involving or relating to Seller, at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, in which any claim has been made or may be asserted against the Service Assets and there has been no garnishment, attachment or writ of executions issued with reference to any of the Service Assets.

         3.11 Judgments, Decrees and Orders in Restraint of Business. Seller is not a party or subject to any judgment, decree or order entered in any suit or proceeding brought by any governmental agency or by any other person enjoining the Seller in respect of any of its business practices or the acquisition or disposition of any property or the conduct of its business in any area.

         3.12 Title to Purchased Assets. Seller has good and marketable title to the Service Assets free and clear of all liens, claims and encumbrances, including covenants, conditions and restrictions, other than liens on the Vehicles and a security interest of Barnett Bank

         3.13 Adverse Facts. To the best knowledge of Seller, and except for matters relating to the general economic condition, or the specific economic condition of any of its customers, there is no material adverse fact or condition relating to the Service Assets or any portion thereof which has not been specifically disclosed on Exhibit "B".

         3.14 No Misrepresentations or Omissions. No representation, warranty or statement of Seller in this Agreement or in any document, exhibit, certificate or schedule furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

         3.15 Bulk Sales Laws. Seller represents and warrants transactions contemplated hereunder do not require compliance with any bulk sales laws.

         3.16 Compliance with Laws Regulating Environmental Quality. The property which is the subject of the Lease is, and at all times has been, operated, used and occupied in compliance with all Environmental Laws (as defined herein) and have been operated, used and occupied in a manner which will not give rise to any liability under any Environmental Laws.


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

Seller has not received any notice at any time that it is or was claimed to be in violation of or in non-compliance with any conditions of any permit or Environmental Laws or that any of the current or past uses, operations or conduct at the property are or were in violation of or in non-compliance with any conditions of any permit or Environmental Laws. There is not now pending or threatened, nor any known basis for, nor has there ever been, any known action, claim, investigation, lawsuit, proceeding or order against Seller or any others who have owned or leased the property which are the subject of the Lease, under any Environmental Laws or otherwise with respect to the use, storage, presence, generation, manufacture or handling of any Hazardous Substance (as defined herein) at the property.

         For purposes of this Section 3.15, "Environmental Laws" shall mean any federal, state, regional, county, municipal, local and foreign laws, statutes, rules, ordinances, regulations and codes, as well as policies, orders, decrees, judgments, permits, directives, guidances, cleanup standards, injunctions and binding interpretations issued, promulgated, approved or entered thereunder, relating to pollution or protection of the environment, including, but not limited to, those relating to the release or threatened release of Hazardous Substances into the environment or otherwise relating to the presence, manufacture, transfer, generation, production, refinement, pumping, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances.

         For purposes of this Section 3.15, "Hazardous Substance" shall mean any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, infectious or mutagenic or carcinogenic substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, which is regulated under or defined by any Environmental Law.

         3.17 Brokers or Finders. Seller has not entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker's commissions or finder's fees in connection with this transaction.

         3.18 Financial Information. Seller's gross revenues as detailed in Exhibit "G" have been calculated in accordance with generally accepted accounting principals for calendar 1997 and were not less than $1,828,720.

         3.19 Survival of Representations and Warranties. The covenants, representations, warranties and agreements contained in this Agreement by Seller shall survive the Closing Date and shall terminate and expire on the close of business on the second anniversary of the Closing Date and shall be of no force or effect thereafter, except with respect to any claim with respect thereto under Paragraph 8.01 of this Agreement, written notice of which shall have been delivered to Seller on or prior to the second anniversary of the Closing Date.



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                                   ARTICLE IV
                                   ----------

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

         As an inducement to Seller to enter into this Agreement, Buyer represents and warrants to Seller, and as to covenants agrees, with Seller as follows:

         4.01 Incorporation. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and authorized to do business in the State of Florida.

         4.02 Authority. This Agreement constitutes a valid and binding agreement, enforceable against Buyer in accordance with its terms, and excepting the approval of the Board of Directors of Buyer, no authorizations, consents or approvals not already obtained, whether of governmental bodies or otherwise, are necessary in order to enable Buyer to enter into and perform this Agreement. Consummation of the transactions herein contemplated, and the fulfillment of the terms of this Agreement will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Buyer pursuant to the terms of, or result in the acceleration of any obligations or payment of a penalty under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Buyer is a party or by which Buyer may be bound or to which any of the property or assets of Buyer is subject, the Certificate of Incorporation or Bylaws of Buyer, or any statute or any order, decree, judgment, rule or regulation applicable to Buyer of any court or of any regulatory authority or other governmental body having jurisdiction over Buyer.

         4.03 Judgments, Decrees and Orders in Restraint of Business. Buyer is not a party or subject to any judgment, decree or order entered in any suit or proceeding brought by any governmental agency or any other person enjoining the Buyer in respect of any of its business practices or the acquisition or disposition of any property or the conduct of its business in any area.

         4.04 Brokers or Finders. Buyer has not entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker's commissions or finder's fees in connection with this Agreement.

                                    ARTICLE V
                                    ---------

                         CONDITIONS PRECEDENT TO CLOSING
                         -------------------------------

         5.01 Conditions Precedent to the Performance of Seller's Obligations. The obligations of Seller to sell the Service Assets pursuant to this Agreement are subject, at the option of Seller, to the fulfillment on or before the Closing Date of each of the following conditions:

                  (a) Compliance with Terms. At the Closing Date, all of the terms, conditions and agreements herein to be complied with and performed by Buyer at or before the Closing Date shall have been complied with or performed in all material respects.

                  (b) Accuracy of Representations and Warrants. Seller shall not have acquired information that there is any material error, misstatement or omission in any of the representations or warranties made herein by Buyer. The representations and warranties made by Buyer in this Agreement shall be correct and complete at and as of the Closing Date, with only those exceptions which have been approved in writing by Seller.

                  (c) Delivery of Required Items. Buyer shall have delivered all items set forth in Paragraph 7.02 below.

                  (d) Transaction Legal. There shall be no order, decree or ruling by any court or governmental agency or threat thereof or any other fact or circumstance which might prohibit or render illegal the transactions contemplated by this Agreement.

         5.02 Conditions Precedent to the Performance of Buyer's Obligations. The obligations of Buyer to purchase the Service Assets pursuant to this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions:

                  (a) Compliance with Terms. At the Closing Date, all of the terms, conditions and agreements herein to be complied with and performed by Seller at or before the Closing Date shall have been complied with or performed in all material respects.

                  (b) Service Contracts and Agreements. Buyer shall have received copies of all of the Service Contracts, modifications and amendments thereof.

                  (c) Spare Parts Inventory. Buyer shall have been given reasonable access to conduct an inventory and inspection of the Spare Parts.

                  (d) Accuracy of Representations and Warranties. Buyer shall not have acquired information that there is any material error, misstatement or omission in any of the representations or warranties made herein by Seller. The representations and warranties made by Seller in this Agreement shall be correct and complete at and as of the Closing Date, subject only to those exceptions which have been approved in writing by Buyer, in its sole and absolute discretion.

                  (e) Delivery of Required Items. Seller shall have delivered all items set forth in Paragraph 7.01 below.

                  (f) Transaction Legal. There shall be no order, decree or ruling by any court or governmental agency or threat thereof or any other fact or circumstance which might prohibit or render illegal the transactions contemplated by this Agreement.

                  (g) Approval of Exhibits. The form and contents of each of the Exhibits and related deliveries shall be satisfactory to Buyer.


                                   ARTICLE VI
                                   ----------

                                   TERMINATION
                                   -----------

         6.01 Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time:

                  (a) by mutual written consent of Buyer and Seller;

                  (b) by Buyer, on the Closing Date, if any one or more of the conditions precedent to its obligations herein shall not have been fulfilled or waived in writing by Buyer;

                  (c) by Seller, on the Closing Date, if any one or more of the conditions precedent to its obligations herein shall not have been fulfilled or waived in writing by Seller.

         If this Agreement is terminated pursuant to any of the foregoing provisions, this Agreement shall become wholly void and of no effect, and there shall be no liability on the part of either Buyer to Seller, Seller to Buyer, or their respective boards of directors as a result of such termination (except such liability arising pursuant to the indemnification provisions of Article VIII for, among other things, breach of covenants, representations and warranties and existence of suits and other actions), and in such event each party shall bear all expenses incurred by it in connection with this Agreement and any transactions in connection therewith.

         Notwithstanding the foregoing, in the event this Agreement is terminated, regardless of the cause for such termination, from and after the termination date all information furnished by Seller to Buyer prior to the date of Termination which is not generally publicly known and available shall for all purposes constitute confidential and trade secret information of Seller, which information shall not be used by Buyer or any of its officers, directors, affiliates or employees or disclosed by Buyer, its officers, directors, affiliates and employees, to any other person, and Buyer shall forthwith return to Seller all documents containing any written embodiments of any such confidential information.

         6.02 Closing. Provided that all of the conditions to Closing have been fully satisfied, the transactions contemplated by this Agreement shall be consummated at a closing to be held at M&J Technologies, on February 27, 1998 (the "Closing Date") at 2:00 p.m. Eastern Daylight Time, or at such other place or time as shall be mutually agreed upon in writing between Buyer and Seller (the "Closing").

                                   ARTICLE VII
                                   -----------

                              DELIVERIES AT CLOSING
                              ---------------------

         7.01 Deliveries of Seller. At the Closing, Seller shall deliver to Buyer all of the following:

                  (a) Bill of Sales. Originally executed Bill of Sales for the Service Assets in form and content reasonably satisfactory to Buyer, including but not limited to separate bills of sales for each of the Vehicles.

                  (b) Blanket Assignment. Blanket assignment by Seller to Buyer of all right, title and interest to the Service Contracts as well as such other assignments (including Lease Assignments with any required consents) which Buyer reasonably believes are necessary to vest in Buyer all of Seller's right, title and interest in and to the Service Assets in form and content reasonably satisfactory to Buyer.

                  (c) Customer Lists. True and correct copies of the Customer Lists as of the Closing Date.

                  (d) Service Contracts. The original of each Service Contract and any amendments thereto.

                  (e) Closing Certificate. A certificate certifying the amount of Prepaid Revenues.

                  (f) Covenants not to Compete. Covenants not to Compete executed by John Kaiser and Denise Kaiser at closing.

         7.02 Deliveries of Buyer. At the Closing, Buyer shall deliver to Seller the initial payment calculated in accordance with Paragraph 2.03(a).


                                  ARTICLE VIII
                                  ------------

                             POST-CLOSING COVENANTS:
                             -----------------------
                INDEMNIFICATION, NON-COMPETITION AND COMMISSIONS
                ------------------------------------------------

         8.01 Indemnification by Buyer and Seller.

                  (a) Indemnification by Seller. Seller hereby agrees to indemnify and hold Buyer, its officers, directors, employees, agents, advisers, affiliates and associates harmless, from all loss, liability and expense (including reasonable attorneys' fees and expenses in connection with the contest of any claim and interest on any claim paid by Buyer), which Buyer may incur or sustain by reason of the fact that
         (i) Seller should breach or fail to comply with any of the terms, conditions, covenants or agreements or any exhibits attached hereto or any of them contained herein, (ii) any representations or warranties made by Seller in this Agreement, the Exhibits, or in any certificates, lists or documents delivered pursuant hereto should prove to be false or erroneous, (iii) any claims, actions, suits, investigations or proceedings, pending or threatened, are or have been made or commenced by, against, involving, relating to or affecting any part of the Service Assets with respect to any state of facts existing or any event occurring prior to the Closing Date except for the Assumed Liabilities, or (iv) any action, arbitration, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this Paragraph 8.01(a); provided, however, that Seller shall not be obligated to indemnify Buyer and hold it harmless with respect to any settlement of a claim to which Seller has not consented, which consent by Seller shall not unreasonably be withheld.

                  (b) Indemnification by Buyer. Buyer hereby agrees to indemnify and hold Seller, its officers, directors, employees, agents, advisers, affiliates and associates, harmless from all loss, liability and expense (including reasonable attorneys' fees and expenses in connection with the contest of any claim and interest on any claim paid by Seller), which Seller may incur or sustain by reason of the fact that (i) Buyer should breach or fail to comply with any of the terms, conditions, covenants or agreements or any exhibits attached hereto, or any of them contained herein, (ii) any representations or warranties made by Buyer in this Agreement should prove to be false or materially erroneous, (iii) any claims, actions, suits, investigations or proceedings, pending or threatened, are or have been made or commenced by, against, involving or arising out of (A) the Assumed Obligations, or (B) attributable to any state of facts existing or any event occurring after the Closing Date (to the extent included in the Assumed Obligations), (iv) all claims, actions, suits, investigations or proceedings, pending or threatened, are or have been made or commenced by, against, involving or arising out of the operation by Buyer of the Hardware Service business of Seller acquired hereunder, or the sale, transfer or other disposition by Buyer of all or any part of the Service Assets, from and after the Closing Date, except, in each case, if such liability arises in connection with the breach of any of the representations, warranties, covenants or agreements made by Seller in this Agreement, any Schedule or Exhibit hereto or any certificate or instrument delivered in connection herewith, (v) any action, suit, proceeding, compromise, settlement, assignment, judgment or arbitration arising out of or incidental to any of the matters indemnified against in this Paragraph 8.01(b); provided, however, that Buyer shall not be obligated to indemnify a Seller Indemnified Party and hold it harmless under this Paragraph 8.01(b) with respect to any settlement of a claim to which Buyer has not consented, if such consent has not been unreasonably withheld.

                  (c) Right to Defend, Etc. If the facts giving rise to any such indemnification shall involve any actual claim or demand by any third party against a Buyer Indemnified Party or a Seller Indemnified Party (referred to hereinafter as an "Indemnified Party"), the indemnifying parties shall be entitled to notice of and entitled (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) to defend or prosecute such claim at their expense and through counsel of their own choosing if they give written notice of their intention to do so no later than the time by which the interests of the Indemnified Party would be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both the indemnifying parties and Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying parties have a conflict of interest because of the availability of different or additional defenses, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its own behalf, at the expense of the indemnifying parties. The Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the indemnifying parties pertinent information under its control relating thereto. This subparagraph does not apply to individual claims in an amount below $1,000; provided, however, notice of any claims within 90 days of Closing shall be required.

         8.02 Non-Competition.

                  (a) Covenant of Seller.

                           (i) Seller hereby covenants and agrees that for three
                  (3) years from and after the Closing Date, it will not, directly or indirectly or through any subsidiary or joint venture, engage in any Hardware Service business which competes with Buyer's Hardware Service business in any geographic area where Seller now renders its Hardware Services.

                           (ii) Seller agree not to solicit or offer employment
                  to any employee hired by Buyer pursuant to Section 3.08 for a period of at least three (3) years after the date of the Closing unless such employee is not at the time of such solicitation or offer and has not been at any time during the immediately preceding three (3) month period employed by Buyer.

                           (iii) Seller acknowledges that compliance with the
                  covenants contained herein is necessary to protect the goodwill that was acquired by Buyer pursuant to this Agreement. Seller further acknowledges that any remedy at law for the breach of the foregoing covenants will be inadequate, and that Seller and its successors and assigns, notwithstanding any other provision of this Agreement, shall be entitled to injunctive relief as well as all other remedies which may be available at law or in equity.

                           (iv) The parties intend that the covenants contained
                  in this Section 8.02 shall be construed as a series of separate covenants, one for each county. Except for geographic coverage, each such separate covenant shall be deemed identical. If any one of the covenants is declared invalid for any reason, this ruling shall not affect the validity of the remainder of the covenants, which shall remain in effect as if the provision had been executed without the invalid covenants, and the covenant declared invalid shall be construed, at the option of Buyer, by limiting or reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

                  (b) Covenant of Buyer. Buyer hereby covenants and agrees that for five (5) years from and after the Closing Date, it will not, directly or indirectly or through any subsidiary or joint venture, engage in any hardware product sales to any of Seller's customers included on the Customer List, other than customers who have been customers of Buyer prior to the Closing or who are customers of any business subsequently acquired by Buyer. Any offers to purchase such hardware products received from such customers will be referred to the Seller.

         8.03 Commissions. As part of the purchase hereunder, Buyer agrees to pay Seller a commission for new AMSO Maintenance Contracts sold twelve months after Closing equal to ten percent (10%) of the first year's gross revenue under such annual contract sold by the Seller for Hardware Services. Commissions shall not be due the Seller for contract renewals. Commissions due to the Seller shall be paid to the Seller within 30 days receipt from the customer by the Buyer of the initial payment under the new AMSO Maintenance Contract. In the event any new AMSO Maintenance Contracts are cancelled within the first six (6) months of the Contract period, any commissions paid to the Seller for such contracts will be deducted from future commissions earned unless such contract was cancelled because of customer dissatisfaction with Buyer's services. In the event that a contract is cancelled for dissatisfaction with Buyer's services no additional commission amounts for that contract will be paid from the date of cancellation. Buyer hereby appoints Seller as an Authorized Sales Representative of Alpha Microsystems. M& J Technologies shall be entitled to represent itself as such.

         8.04 Seller's Appointment of Buyer as Exclusive Hardware Service Provider. Seller hereby appoints and gives Buyer the exclusive right for the three (3) year period after the Closing to provide Hardware Services to all existing and future customers of the Seller. Under such exclusivity, the Buyer agrees to provided installation services to the Seller at a preferred rate of $75.00 per hour during normal business hours, such preferred rate being subject to increases not more than once each year, and not to exceed the percentage increases in the Consumer Price Index .

                                   ARTICLE IX
                                   ----------

                     CONDUCT OF BUSINESS PENDING THE CLOSING
                     ---------------------------------------

         9.01 The Seller covenants and agrees that, prior to the Closing Date or the earlier termination of this Agreement pursuant to Section 6.01 hereof, unless the Buyer shall otherwise agree in writing or as otherwise expressly permitted by this Agreement:

                  (a) The business of Seller shall be conducted only in the ordinary course of business and consistent with past practice, and the Seller shall use its best efforts to maintain and preserve its business, assets, prospects, employees, customers and other advantageous business relationships. Without limiting the generality of the foregoing,

         Seller shall (i) maintain the Service Assets in substantially their current state of repair, excepting normal wear and tear, (ii) through the Closing Date, maintain insurance covering the Service Assets of the same nature and level as that in effect on the date hereof, and (iii) perform all obligations of Seller (including under the Service Contracts) in accordance with the Seller's past practice.

                  (b) Seller shall not do any of the following: (i) except in the ordinary course of business, sell, pledge, dispose of or encumber any of the Service Assets: (ii) whether or not in the ordinary course of business, sell, pledge, dispose of or encumber any material portion of the Service Assets or (iii) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                                    ARTICLE X
                                    ---------

                               GENERAL PROVISIONS
                               ------------------

         10.01 Notification of Changes. Each party will promptly notify the other in writing of the existence or happening of any material fact, event or occurrence which may tend to alter the accuracy or completeness of any representation or warranty contained in this Agreement.

         10.02 Notices. Except as otherwise expressly provided herein, any notice herein required or permitted to be given shall be in writing and shall be personally served or sent by overnight courier, by registered mail or certified mail, postage prepaid, or by prepaid telex, telecopy or telegram and shall be deemed to have been given when such writing is received by the intended recipient thereof. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof served as provided in this Paragraph 10.02) shall be as follows:

         If to Buyer:         Alpha Microsystems
                              2722 South Fairview Street
                              Santa Ana, California 92704
                              Attn: Chief Financial Officer
                              Fax No.: (714) 641-7678

         With a copy to:      Allen, Matkins, Leck, Gamble & Mallory
                              515 South Figueroa Street, 8th Floor
                              Los Angeles, California  90071
                              Attn:   Debra Dison Hall, Esq.
                              Fax No.: (213) 620-8816

         If to Seller:        M&J Technologies, Inc.
                              Attn: John Kaiser
                              541 South West 15th Street
                              Boca Raton, Florida 33432
                              Fax No.: [           ]

         With a copy to:      Carol B. Haight, P.A.
                              370 West Camino Gardens Boulevard
                              Suite 300
                              Boca Raton, Florida 33432
                              Fax No.: (561) 362-0764

         10.03. Entire Agreement. This Agreement, together with the Exhibits hereto, constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements. This Agreement may not be changed except in writing executed by Buyer and Seller. Fax signatures shall be binding and have the same effect as original signatures.

         10.04. Payment of Expenses. Buyer and Seller shall each be responsible to pay all of its own respective expenses as incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and no party shall be liable or responsible for the fees or expenses incurred by any other party.

         10.05. Attorneys' Fees. Should any litigation be commenced between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity in relation thereto, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to an award of all actual attorneys' fees and costs incurred in such litigation, without regard to any schedule or rule of court purporting to restrict such an award, including, without limitation, actual attorneys' fees, costs and expenses incurred in connection with (i) enforcing, perfecting and executing such judgment, (ii) post-judgment motions;
(iii) contempt proceedings; (iv) garnishment, levee, and debtor and third-party examinations; (v) discovery; and (vi) bankruptcy litigation.

         10.06. Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

         10.07. Captions. The captions of the paragraphs of this Agreement are for convenience only and shall not be considered or referred to in resolving questions or interpretation.

         10.08. Counterparts. This Agreement may be executed in one or more counterparts and counterparts signed in the aggregate by Buyer and Seller shall constitute a single original instrument.

         10.09. Assignment. This Agreement shall not be assignable by any party without the consent of the other party. Notwithstanding the foregoing, Buyer may assign this Agreement in whole or in part, to any subsidiary, affiliate or parent corporation or any successor of Buyer by merger, consolidation or acquisition of a substantial portion of its assets. In the case of any such assignment, Buyer shall continue to remain liable for its obligations hereunder.

         10.10. Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be found to be invalid, void or unenforceable, the remaining provisions and any application thereof shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

         10.11. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto, their personal representatives, heirs, executors, administrators, successors and/or assigns.

         10.12. Further Actions. Each of the parties hereto agrees to take any and all actions reasonably necessary in order to carry out the provisions of this Agreement.

         10.13. Gender and Number. As used in this Agreement, the masculine gender includes the feminine and neuter, the feminine gender includes the masculine and neuter, the singular number includes the plural, the plural number includes the singular, and the term "person" includes both a corporation and a natural person.

         10.14. Time. Time is of the essence in each provisions of this Agreement of which time is an element.

         10.15. Construction. This Agreement shall be construed in accordance with its plain meaning and not against either party.

         10.16. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

         10.17. Public Announcements. Neither party shall make any public announcements or public statements regarding the transactions contemplated herein until after the Closing, unless approved in writing by the other, or unless the disclosing party reasonably believes that disclosure is required by law.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

"BUYER"                                         "SELLER"


ALPHA MICROSYSTEMS,                             M&J TECHNOLOGIES, Inc.
a California corporation                        a Florida corporation


By:                                             By:
    ------------------------------                  ----------------------------
    Its:                                            Its: President
          ------------------------

                                LIST OF EXHIBITS
                                ----------------


Exhibit "A"    Allocation of Purchase Price


Exhibit "B"    Exceptions to Representations and Warranties


Exhibit "C"    Spare Parts and Agreed Value


Exhibit "D"    Service Contracts


Exhibit "E"    Employees


Exhibit "F"    Furniture and Fixtures


Exhibit "G"    Seller's Gross Revenues


Exhibit "H"    Service Vehicles and Fair Market Value


Exhibit "I"    Excluded Assets